EXHIBIT
Press release dated June 9, 2006

GEOGLOBAL RESOURCES INC.
CAPP CONFERENCE PRESENTATION
TO BE ACCESSABLE THROUGH LIVE WEBCAST

Calgary, Alberta, Canada, June 9, 2006 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that our presentation at the 2006 CAPP Oil & Gas Investment Symposium will be broadcast live via webcast accessible through CAPP. The presentation is scheduled to be held on Monday, the 12th of June, 2006 at 8:25am Mountain Daylight Time. Jean Paul Roy, President and Chief Executive Officer will make the presentation. All parties are invited to attend the webcast.

When:	Monday, June 12, 2006
Presentation:	8:25 a.m. Mountain Daylight (10:25 a.m. Eastern Daylight)
Webcast:	Webcast will be accessible through www.capp.ca by clicking on the associated link. http://events.onlinebroadcasting.com/capp/061206/index.php You will logon using your e-mail address.
Archives will be available through the same link roughly 24 hours after the original broadcast. Audience members will need Windows Media Player to view the webcasts.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com